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Exhibit 1

N E W S   R E L E A S E

Talisman Offshore Oil Discovery in Malaysia

Tests at 11,300 bbls/d

CALGARY, Alberta – May 6, 2003 – Talisman Malaysia Limited, a wholly owned subsidiary of Talisman Energy Inc., has made an oil discovery in Block PM-305 offshore Malaysia.

The South Angsi-1 well successfully tested the South Angsi prospect located some 10 kilometres south of the Angsi field in Block PM-305.  The well discovered oil in two reservoir intervals.  An upper high quality reservoir, with 20 metres of net oil pay, tested at a rate of 8,500 bbls/d of 41 degree API oil.  A lower reservoir interval, with 15 metres of net oil pay, tested 2,800 bbls/d of 48 degree API oil.  The combined rate from both well tests was 11,300 bbls/d of oil.

Two sidetrack wells, drilled north and south of the discovery, penetrated the oil-water contacts and defined the limits of the field.  The discovery is estimated to contain 25 mmbbls of proved and probable oil reserves and will be economic to develop.  South Angsi is fully appraised and development planning will now proceed.  First production from South Angsi is anticipated in mid-2005 at a gross rate of 15,000 to 20,000 bbls/d.  A large new 3D seismic survey was acquired in Block PM-305 in 2002 and additional exploration opportunities will be evaluated for drilling in 2004.

“We are excited by the South Angsi discovery and we intend to fast track the development,” said Dr. Jim Buckee, President and Chief Executive Officer.  “The South Angsi discovery will allow us to establish a second producing PSC in Malaysia and represents a key step in our strategy to grow our Malaysian business.  The South Angsi discovery is typical of the future of the Malay Basin and our strategy is to establish Talisman as the operator of choice for small field developments in Malaysia.  Talisman’s development project on Block PM-3 CAA is now 75% complete with significant increases in volumes expected during the fourth quarter of 2003.”

Talisman holds a 60% interest in Block PM-305 and the remaining 40% interest is held by Petronas Carigali Sdn. Bhd., the exploration and production subsidiary of Malaysia’s state owned Petronas.

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States.  Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  Talisman's shares are listed on Toronto Stock Exchange in Canada and the New York Stock Exchange in the United States under the symbol TLM.

Forward Looking Statements:  The U.S. Securities and Exchange Commission normally permits oil and gas companies to disclose in their filings only proved reserves.  Accordingly, the reference to probable reserves in this press release does not meet the SEC’s standards for inclusion in documents filed with the SEC.  This press release contains “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995, including estimates of future production, business plans for drilling, exploration and production, reserves, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, or “intends”, or stating that certain actions, events or results “may”, or “will” be taken, occur or be achieved).  Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those reflected in the statements.  These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses and the success of exploration and development projects; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; and health, safety and environmental risks; risks in conducting foreign operations and the possibility that government policies may change or governmental approvals may be delayed or withheld.  Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.  Forward-looking statements are based on the estimates and opinions of the Company’s management at the time the statements are made.  The Company assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

For further information, please contact:

David Mann, Senior Manager, Investor Relations & Corporate Communications

Phone:

403-237-1196

Fax:

403-237-1210

E-mail:

tlm@talisman-energy.com

Website:

www.talisman-energy.com

11/03

~~ This release is available on Talisman’s Internet Web Site:  WWW.TALISMAN-ENERGY.COM  ~~